Exhibit 10.47

Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the Registrant treats as private or confidential. The Registrant hereby agrees to furnish an unredacted copy of the exhibit and its materiality and privacy or confidentiality analyses to the Commission upon request.
CONSULTANCY SERVICES AGREEMENT FOR PROFESSIONAL SERVICES

VAST	Vast Renewables Limited ABN 37 136 258 574, 226 Liverpool Street, Darlinghurst, Sydney 2010, New South Wales, Australia
CONSULTANT	Exergy Technologies Pty Ltd
DATE	6 November 2024
A.    Vast wishes to engage the Consultant to perform, and the Consultant agrees to perform, the Services as set out in, and in accordance with the terms and conditions of, this Agreement.
SCHEDULE ONE
CONTRACT INFORMATION

COMMENCEMENT DATE	1 November 2024
END DATE	31 October 2025
SERVICES SUMMARY (See Schedule Three)	Provision of consulting, engineering and technical advisory services.
NON-COMPETITION PERIOD (Clause 9)	12 months
INSURANCE	Professional Indemnity Insurance in an amount of $2 million Public Liability Insurance in an amount of not less than $10 million
CLIENT’S RELATIONSHIP MANAGER	Craig Wood
CONSULTANT'S RELATIONSHIP MANAGER	Kurt Drewes

TERMS

1	BACKGROUND
1.1    In consideration for the Fees, the Consultant has agreed to perform the Services and provide the Service Deliverables (if any), in accordance with the terms and conditions set out in this Agreement.

2	SERVICES
2.1    This Agreement begins on the Commencement Date and ends on the earlier of:
(a)    the date the Services are completed to the satisfaction of Vast;
(b)    the End Date; or
(c)    the date this Agreement is terminated in accordance with clause 12.1 or 12.2.
2.2    The Consultant must keep Vast fully informed of progress of the performance of the Services, including promptly notifying Vast if it becomes aware of:
(a)    any disruption, or potential disruption, to the performance of the Services; or
(b)    any delay or other difficulties that may hinder the performance of the Services.
2.3    In performing the Services, the Consultant must comply with the Reporting Requirements and, in particular, must comply with all reasonable instructions in relation to the Services given by the Vast Relationship Manager, or his or her delegate.
2.4    The Consultant must perform (and must ensure its subcontractors perform) the Services and provide the Service Deliverables (if any):
(a)    in accordance with the Agreement and all Legislative Requirements (including the requirements of authorities having jurisdiction in connection with the Services) applicable to the Services or the Service Deliverables (if any);
(b)    in such a manner so as to ensure that they are fit for the purpose made known to the Consultant by Vast prior to the Commencement Date or, if no purpose was made known, fit for the purpose for which services the same as or similar to the Services are commonly required by clients comparable to Vast;
(c)    with due expedition and without delay so as to ensure that the Services and Service Deliverables are completed by the End Date;
(d)    in accordance with best practice and using the highest standards of skill, care and quality, including taking all reasonable care (fair wear and tear excepted) of any property, materials or resources provided by or on behalf of Vast or its customers;
(e)    in accordance with all reasonable instructions from Vast from time to time (to the extent that such instructions are not inconsistent with any express provision of this Agreement); and

(f)    in a manner which would not reasonably be expected to cause any damage to the goodwill or reputation of Vast or of any customer, supplier, joint venture partner, or other party dealing with Vast.
2.5    The Consultant must:
(a)    at its cost, hold and maintain in good standing all necessary licences, registrations, permits, authorisations, consents and approvals required by or from any governmental, provincial or local department or agency, or any other authority having jurisdiction in connection with the Services ("Licences");
(b)    ensure the Specified Personnel at all times hold and maintain in good standing all appropriate Licences; and
(c)    notify Vast immediately if the Consultant receives a notice of non-compliance in respect of the Licences or is the object of any governmental or regulatory action which affects or may affect the Services or the provision of the Services.
2.6    The Consultant must provide all equipment, facilities and other resources required to perform the Services, except for the Vast Resources to be provided by Vast. Vast will in no way be responsible for any of the Consultant's equipment, facilities or other resources, or those of the Consultant's employees and sub-contractors.
2.7    The Consultant must procure the Specified Personnel to perform the Services at the Specified Location, but the Specified Personnel must also perform the Services at such other locations (including outside New South Wales) as Vast may reasonably require from time to time.
2.8    The Consultant must:
(a)    fully co-operate with any Other Consultant;
(b)    carefully co-ordinate and integrate the Services with the services carried out by any Other Consultant; and
(c)    carry out the Services so as to avoid interfering with, disrupting or delaying, the services carried out by each Other Consultant.
2.9    While the Consultant and its personnel are, for purposes connected with or contemplated by this Agreement, present on any of Vast’s premises (or those of Vast’s customers or service providers), the Consultant must, and must ensure that all of the Consultant's personnel must:
(a)    not interfere with the day to day operation of Vast’s business (or that of Vast’s customers or service providers);
(b)    comply with:
(i)    all reasonable directions of Vast and its staff;
(ii)    all health and safety, security, environmental and other policies and procedures of Vast that Vast notifies the Consultant from time to time; and
(iii)    all other requirements of entry to those premises (whether arising under statute or otherwise), including completing any applicable site induction programme(s).

2.10    The Consultant acknowledges that it does not have an exclusive right to perform any of the Services for Vast.

3	FEES AND PAYMENT
3.1    In consideration for the performance of the Services to the satisfaction of Vast, Vast agrees to pay the Consultant the Fees in accordance with the rates and timing requirements specified in Schedule Three.
3.2    The Fees are exclusive of GST, but are inclusive of all other taxes, duties, imposts or levies. If any additional tax, duty, impost or levy is required by law to be paid by Vast in connection with the Services, Vast will be entitled to deduct such amount from any amount due to the Consultant or the Consultant must immediately on demand reimburse Vast for any such payment that has been made by Vast.
3.3    The Consultant must issue to Vast a Tax Invoice not later than the 10th day of every month in respect of Services performed in the immediately preceding month. Invoices must include all relevant information including, but not limited to, full details of the hours worked, the personnel that performed the work and the work performed, and all disbursements claimed, in such format as Vast reasonably requires from time to time.
3.4    Vast must pay any undisputed portion of an invoice in accordance with the terms of this Agreement. If Vast disputes any amount claimed in an invoice, Vast must advise the Consultant in writing of the dispute and its reasons for withholding payment of the disputed amount and must pay any undisputed portion of the invoice in accordance with the terms of this Agreement. The Consultant must use all reasonable endeavours to provide to Vast all information that Vast reasonably requires to verify the amount claimed in a disputed invoice. Vast must, within five Business Days of the date of determination by Vast (acting reasonably) of any disputed invoice, pay to the Consultant the amount of the invoice as determined by Vast. To the maximum extent permitted by law, the Consultant may not withhold performance of the Services because of the existence of a dispute about any amount claimed in an invoice.
3.5    Neither payment of moneys or the issue of a tax invoice by Vast under this clause 3 will be an admission of liability or evidence that the Services have been carried out satisfactorily. Payment will be payment on account only.

4	FAILURE TO PERFORM
4.1    If, in Vast’s opinion, the Services are not performed in accordance with this Agreement, or are not completed within the time frame set out in Schedule Three, or are otherwise not in accordance with Vast’s requirements, Vast may:
(a)    require the Consultant to immediately remedy the deficiency or defect in the Services, and will be entitled to withhold any payment due to the Consultant until the deficiency or defect is remedied to the satisfaction of Vast or, if the deficiency or defect cannot be satisfactorily remedied, Vast will be entitled to make a deduction from any payment due to the Consultant to reflect the deficiency or defect; and/or
(b)    immediately terminate this Agreement.

5	PERSONNEL
5.1    The Consultant must ensure that the Specified Personnel are available to perform the Services and, if required, the Consultant must also provide such other personnel from time to time as needed for the performance of the Services. The Consultant warrants that it and any persons performing the Services from time to time (including the Specified Personnel) have the necessary skills, qualifications and experience to perform the Services.
5.2    Any proposed change to the Specified Personnel must be notified to and agreed with Vast prior to that change occurring.

6	CHANGES TO SERVICES
6.1    The Consultant must not make any change to the Services, or undertake any additional services, without first obtaining Vast’s prior written approval. If the Consultant wishes to make such changes, it must submit a written proposal to Vast, which proposal must include details of the extent or nature of the change being proposed, any additional costs resulting from the proposed change, the effects of the proposed change on the timeframe for performance of the Services and the possible benefits and risks to Vast as a result of making the proposed change.
6.2    Vast may direct the Consultant to make changes to the Services which are within the general scope of the Services. A change to the Services may involve any or all of an increase or decrease in, omission from, or change in the quality or character of the Services. If Services are omitted as a result of a change, Vast may either perform the omitted Services itself or have the omitted Services performed by others. The Consultant must perform the change as directed. Vast will pay the Consultant the amount agreed between the parties for the change or, if the parties cannot agree, the amount determined by Vast (acting reasonably).
6.3    If a change is made to the Services in accordance with this clause 6 above, this Agreement will be deemed to be amended accordingly, including any extension to the End Date pursuant to clause 7

7	TIME
7.1    Subject to the Consultant notifying Vast in writing within 5 Business Days of when it encounters events or circumstances which might reasonably be expected to result in a delay which will affect the End Date, the End Date will be extended by the period of any actual delay in providing the Services due to the following:
(a)    any breach of this Agreement by, or any act, default or omission of, Vast;
(b)    a suspension of the Services under clause 11.1, which does not arise from any act, default or omission of the Consultant; or
(c)    any change to the Services required by clause 6.
7.2    Other than as provided in this Clause 7, the Consultant will not be entitled to make any claim of any kind against Vast arising out of or in any way in connection with any delay to the Services.

8	CONFIDENTIAL INFORMATION
8.1    Subject to clause 8.2, all information that is disclosed by Vast to the Consultant or that becomes known to the Consultant in the course of performing the Services, and relating to Vast’s business, its customers or its products, whether or not identified as confidential information, is the confidential information of Vast ("Confidential Information").

8.2    Confidential Information does not include any information that is public knowledge (other than by way of a breach of this Agreement) or that is rightfully received by the Consultant from a third party who is itself not under an obligation of confidence to Vast.
8.3    The Consultant must hold the Confidential Information in strict confidence and must not use the Confidential Information for any purpose other than for the performance of the Services, nor disclose the Confidential Information to any person except as required to be disclosed by law.
8.4    The Consultant must ensure that all personnel provided or procured by the Consultant for the purposes of performing the Services will comply with the obligations of confidentiality set out in this clause 8 as if a party to this Agreement and will procure that all such personnel enter into a Confidentiality and Intellectual Property Acknowledgement in the form set out in Schedule Four. The Consultant will be liable for any breach of this Agreement caused by any such personnel.
8.5    In the absence of any agreement between the parties, the Consultant's obligations of confidentiality under this Agreement will continue in full force and effect until the Confidential Information enters the public domain, other than directly or indirectly through the Consultant's default, or the default of any of its directors, officers, employees, agents, contractors, advisors or associates, under this Agreement.
8.6    Upon termination or expiry of this Agreement, the Consultant must immediately return all Confidential Information held in material form (whether hard copy, electronic or otherwise) to Vast.
8.7    Clauses 8.1 to 8.7 will survive termination and expiry of this Agreement.

9	NON-COMPETITION
9.1    In consideration of Vast entering into this Agreement the Consultant agrees that it will not, and will procure that the Specified Personnel will not, during the term of this Agreement, and for any Non-Competition Period after termination or expiry of this Agreement provide any services to, advise or assist financially, or be directly or indirectly engaged, interested or concerned in, in any capacity whatsoever within the Territory, whether as an agent, partner, shareholder, director, financier, employee or consultant, or otherwise take part in the management of:
(a)    any business or person that Competes in the Territory in any other way with the business of Vast or any Affiliate of Vast; or
(b)    any customer of Vast,
except with the prior written consent of Vast.
9.2    The Consultant agrees that it will not, and will procure that the Specified Personnel will not, without the prior written consent of Vast, during the term of this Agreement, and for any Non-Competition Period after termination or expiry of this Agreement, directly or indirectly:
(a)    solicit, divert or take, or attempt to solicit, divert or take, away from Vast (or any Affiliate of Vast) any customer, business or supplier; or
(b)    solicit or entice, or attempt to solicit or entice, away from Vast (or any Affiliate of Vast), or otherwise recommend for employment outside Vast (or any Affiliate of Vast), any employee, officer or consultant of or to Vast (or any Affiliate of Vast).

9.3    By entering into this Agreement the Consultant acknowledges and agrees that:
(a)    the terms of this clause are reasonable and impose no undue hardship on the Consultant and it would be unreasonable for the Consultant to take the benefits provided under this Agreement and to be able to violate the provisions of this clause;
(b)    the terms of this clause are reasonably necessary to protect the legitimate interests of Vast;
(c)    any breach of this clause by the Consultant or its personnel may cause material or irreparable damage to Vast, whether from the transfer of Confidential Information to a competitor or otherwise, for which monetary damages may be an inadequate remedy. Accordingly, the Consultant acknowledges that Vast will be entitled to seek equitable relief (including an injunction) in respect of any breach or threatened breach of this clause, in addition to, and without limiting, any other remedy that may be available (including damages); and
(d)    in any proceeding brought by Vast seeking equitable relief for a breach of this clause, the Consultant may not claim that the breach is one that may not, or ought not, be the subject of equitable relief.
9.4    In consideration of the Fees payable under this Agreement, the Consultant and its Affiliates must (during the term of this Agreement and for a period of 6 months following termination or expiry of this Agreement) not be directly or indirectly interested, engaged or concerned in, advise or assist financially any other person that is in conflict with Vast’s commercial interests, without Vast’s prior written consent.
9.5    The Consultant must advise Vast in writing immediately it becomes aware of any conflict of interest, or potential conflict of interest, arising.

10	OWNERSHIP
10.1    The Consultant acknowledges and agrees that ownership of all reports, results, outcomes, deliverables, conclusions, products, systems, inventions, know-how, experimental methods, processes, data, notes, designs, drawings, records, memoranda and other writings, computer programs, graphics or data in whatever form or format (including electronic form and all supporting data) relating to the Services that are created, enhanced, developed or modified by the Consultant, the Specified Personnel or any other person for whom the Consultant is responsible or with whom the Consultant has contracted (“Service Deliverables”) vest absolutely and automatically upon creation in Vast or its nominated Affiliate and the Consultant hereby assigns and transfers to Vast, and waives all right, title and interest it may have in, the Service Deliverables.
10.2    While nothing in this Agreement constitutes an admission or acknowledgement that the Consultant has enforceable Moral Rights in any of the Service Deliverables, the Consultant consents to Vast doing (or omitting to do) any acts in respect of the Service Deliverables which may otherwise constitute an infringement of the Consultant’s Moral Rights.
10.3    The Consultant must take all steps necessary to ensure that the Specified Personnel, or any other person for whom the Consultant is responsible or with whom the Consultant has contracted, are engaged on the basis that ownership of the Service Deliverables vests in Vast or its nominated Affiliate upon creation as provided in clause 10.1.

10.4    The Consultant must not, and must procure that none of the Specified Personnel or any other person for whom the Consultant is responsible or with whom the Consultant has contracted will, directly or indirectly, challenge or contest Vast’s rights in the Service Deliverables.
10.5    The Consultant acknowledges that Vast may use the Service Deliverables in the conduct of its business and that Vast may suffer loss or damage if the Service Deliverables do not comply with the terms of this Agreement.
10.6    Vast may use the Service Deliverables in such manner as it sees fit and Vast will not be subject to any obligations of confidentiality to the Consultant in respect of the Service Deliverables. The Consultant acknowledges and agrees that it will have no claim over the Service Deliverables, nor any license to use them.
10.7    The Consultant must, immediately on request by Vast at any time, provide, or procure that its Specified Personnel provide, Vast or any of its Affiliates (as may be specified by Vast from time to time) with all reasonable assistance in the registration of intellectual property rights in any of the Service Deliverables (such as patent, trade mark, design or copyright protection) and do all other things as may be reasonably necessary to protect or perfect Vast’s interests, or its Affiliate's interests, in the Services Deliverables, including but not limited to executing deeds of assignment, patent applications and any other documents necessary or desirable to obtain intellectual property protection for the Service Deliverables. Vast will be responsible for the reasonable costs of any such assistance and registration.

11	SUSPENSION
11.1    Vast may in its absolute discretion direct the Consultant to suspend or to recommence performance of all or part of the Services.
11.2    The Consultant will not be entitled to make any claim whatsoever against Vast arising out of or in connection with suspension under clause 11.1.

12	TERMINATION
12.1    Vast may terminate this Agreement immediately by written notice:
(a)    if the Consultant engages in conduct which, in Vast’s opinion, is prejudicial to Vast’s interests;
(b)    if the Consultant ceases to carry on business, ceases to be able to pay its debts as they become due, enters into a composition with its creditors, goes into liquidation, or a receiver and manager or statutory receiver is appointed, or any analogous event occurs;
(c)    if the Services relate to an agreement or other arrangement that Vast has with another person, and that agreement or other arrangement is terminated or otherwise comes to an end;
(d)    in accordance with clause 4.1(b) above; or
(e)    any other substantial breach of this Agreement
12.2    Vast may also, for any reason, terminate this Agreement by giving the Consultant notice equal to the Termination Notice Period.
12.3    In the event of termination as provided in clauses 12.1 and 12.2 above, Vast is only obliged to pay the Consultant for work it has performed up to the date of termination and Vast is not obliged to make any further payment as a result of the termination, including without limitation for loss of goodwill or anticipated profits.
12.4    On termination of this Agreement, and as a condition precedent for payment to the Consultant under clause 12.3, the Consultant will immediately provide to Vast all Service Deliverables then in existence, and return to Vast all Confidential Information held in material form (whether hard copy, electronic or otherwise) and all other property or items provided to the Consultant by or on behalf of Vast (or its customers or consultants).
12.5    Termination of this Agreement will not affect any rights or remedies each party may have accrued prior to the date of termination and, for the purposes of this clause, "accrued" will include matters arising prior to termination but not discovered until after termination.
12.6    Clauses 7, 9, 10.1, 10.4, 10.5, 10.6, 10.7, 12.4, 12.5, 12.6, 13.2, 14, 17 and 17.14 will survive termination or expiry of this Agreement, together with any other clauses that by their nature are intended to survive termination or expiry.

13	INDEPENDENT CONTRACTOR
13.1    The Consultant agrees to perform the Services as an independent contractor and nothing in this Agreement will constitute any relationship of employer and employee, principal and agent, or partnership between the parties.
13.2    The Consultant agrees to indemnify Vast and its Affiliates in respect any additional costs or expenses should it fail to be assessed as an independent contractor for any purpose.
13.3    The Consultant warrants that its employees or sub-contractors do not have and will not have any entitlement from Vast to long service leave, annual leave, sick leave or superannuation or in respect of unfair dismissal or any other entitlement under any workers' compensation legislation relating to injuries incurred in rendering any Services under this Agreement.

14	INDEMNIFICATION
14.1    The Consultant will indemnify, and will keep indemnified, Vast and its Affiliates against any liability, loss, damage, cost and expense that Vast or any of its Affiliates may suffer, and from any claim, demand, action or suit that may be made against Vast or any of its Affiliates, due to the Consultant's negligence, or breach of any term of this Agreement, or as a result of a third party claiming that the Service Deliverables infringe their patent, copyright, trade secret or other intellectual property rights.

15	INSURANCE
15.1    Prior to the Commencement Date, the Consultant must take out and maintain at its sole cost and expense the Insurance (and will ensure that any of its sub-consultants and sub-contractors are similarly insured) in respect of any potential liability, loss or damage that may arise relating to the performance of its obligations under this Agreement with an insurer who is, and on terms and for amounts, satisfactory to Vast.
15.2    The Consultant agrees to provide evidence satisfactory to Vast of the Insurance required under this clause 15. The Consultant also further agrees that, if requested (at any time) by Vast, it will procure that Vast’s interest or interests will be noted directly on such policy or policies.

15.3    If the Consultant fails to:
(a)    effect insurance in accordance with clause 15.1; or
(b)    provide evidence in accordance with clause 15.2
(c)    Vast may defer payment under clause 3 until such time as the Consultant complies with its obligations under clauses 15.1 or 15.2.
15.4    The Consultant acknowledges that the taking out of the Insurance by it will not in any way limit or exclude its obligations to indemnify Vast pursuant to clause 14.

16	DISPUTE RESOLUTION
16.1    A party must, as soon as reasonably practicable, give the other party notice of any dispute arising in respect of, or in connection with, this Agreement ("Dispute").
16.2    The Relationship Managers endeavour to resolve the Dispute within 10 Business Days of receipt of notice of the Dispute.
16.3    If the Relationship Managers fail to resolve the Dispute within 10 Business Days of receipt of notice of the Dispute, the parties may take such action, including the commencement of legal proceedings, as is deemed appropriate or necessary to resolve or determine the Dispute.
16.4    Notwithstanding anything in this Agreement, a party may commence court proceedings in relation to any dispute at any time where that party seeks urgent interlocutory relief.
16.5    Notwithstanding the existence of a Dispute, the Consultant, subject to clause 16.4, must continue to perform the Services.

17	GENERAL
17.1    The Consultant will not assign, attempt to assign or otherwise transfer or sub-contract any of its rights or obligations under this Agreement without obtaining Vast’s prior written consent, which Vast may refuse to provide at its discretion. Such assignment, transfer or sub-contracting will in no way release the Consultant from performance of its obligations under this Agreement, or from liability arising from this Agreement.
17.2    Where the Consultant is a company, any change in the direct or indirect beneficial ownership or control of the Consultant, or the disposal by the Consultant of the whole or part of its assets, operations or business other than in the ordinary course of business, will be deemed to be an assignment requiring the consent of Vast.
17.3    Vast may assign or transfer any of its rights under this Agreement, or delegate any of its obligations under this Agreement, to any third party without the consent of the Consultant.
17.4    Without limiting any other right or remedy Vast may have, any debt due and owing from the Consultant to Vast in connection with the Agreement may be deducted by Vast from any other moneys otherwise payable to the Consultant in connection with the Agreement.
17.5    This Agreement is binding upon and enforceable by each party’s permitted successors and assignees.

17.6    Where the Special Terms set out in Schedule Five (if any) are inconsistent with any other term of this Agreement, the Special Terms will prevail to the extent of that inconsistency.
17.7    Nothing in this Agreement will create, constitute or evidence any partnership, joint venture, agency, trust or employer/employee relationship between the parties, and a party may not make, or allow to be made, any representation that any such relationship exists between the parties. A party will not have the authority to act for, or to incur any obligation on behalf of, any other party, except as expressly provided for in this Agreement.
17.8    No waiver of any breach of this Agreement will be deemed to be a waiver of any other, or any subsequent, breach. No failure or delay by any party in exercising any rights, power or privilege under this Agreement will operate as a waiver, nor will any single or partial exercise preclude any other or further exercise of any right, power or privilege under this Agreement.
17.9    This Agreement constitutes the entire agreement between Vast and the Consultant and will supersede all previous negotiations, commitments, understandings and agreements between the parties in relation to its subject matter. No quotation or terms of engagement of the Consultant form part of this Agreement unless expressly incorporated in Schedule One or Schedule Four, Schedule Three or Schedule Five of this Agreement.
17.10    Any modification to or variation of this Agreement must be in writing and signed by each party.
17.11    Both parties must treat the contents of this Agreement as confidential and not disclose them to any person except with the prior written consent of the other.
17.12    If any provision of this Agreement is held to be invalid, illegal or unenforceable, it will be severed and the remainder of the Agreement will remain in full force and effect.
17.13    The Consultant acknowledges that monetary damages alone may be an inadequate remedy for breach of its obligations under this Agreement. In addition to any other remedy which may be available in law or equity, Vast may be entitled to interlocutory injunctive relief to prevent a breach of this Agreement and to compel specific performance of this Agreement.
17.14    This Agreement will be governed by and interpreted in accordance with the laws of the State of New South Wales. The parties irrevocably agree that the courts of New South Wales will have non-exclusive jurisdiction.
17.15    This Agreement may be executed in any number of counterparts (including facsimile copies) and provided that every party has executed a counterpart, the counterparts together will constitute a binding and enforceable agreement between the parties.
17.16    A notice (and other documents) will be deemed to have been given and received:
(a)    if posted within Australia to an Australian address, five Business Days after posting;
(b)    if posted in any other case, 10 Business Days after posting;
(c)    if sent by facsimile transmission, when the sender’s fax machine produces a report that the fax was sent in full to the addressee;

(d)    if by email when transmitted to the email address of the addressee, when the addressor has received confirmation of receipt of the email by the addressee’s email server.

18	DEFINITIONS
18.1    In this Agreement, unless the context otherwise requires:
"Affiliate" means any person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person. A person will be deemed to control another person for the purposes of this definition if the first person possesses, directly or indirectly, the power to appoint a majority of the directors of the second person, or to otherwise direct or cause the direction of the management, policies or powers of the second person, whether through the ownership of voting securities, by appointment of directors, by contract or otherwise.
"Agreement" means this entire agreement, including all Schedules and any other attachments hereto.
"Business Day" means any day other than a Saturday or Sunday on which registered banks are open for ordinary banking business in Sydney, New South Wales.
"Commencement Date" means the date specified as such in Schedule One.
"Competes" means to engage in, or plan to engage in, the production, marketing, offering or selling of any CSP or Thermal Storage products or services which resembles or competes with a product or service produced, marketed, offered or sold by Vast or an Affiliate of Vast (or a product or service which, to the best of your knowledge, was under development by or on behalf of Vast or an Affiliate of Vast) during the term of this Agreement.
"Confidential Information" has the meaning given to that term in clause 8.1.
"CSP" means concentrated solar power using multiple modular towers.
"End Date" means the date specified as such in Schedule One.
"Fees" means the fees payable to the Consultant as specified in Schedule Three.
"Vast Resources" means the equipment, facilities and other resources to be provided by Vast to the Consultant for the performance of the Services as specified in Schedule Three.
"GST" means goods and services tax chargeable under the GST Act.
"GST Act" means the New Tax System (Goods and Services) Act 1999.
"Insurance" means the insurance or insurances described in clause 15.1 and Schedule One.
"Legislative Requirements" includes:
(a)    Acts, Ordinances, regulations, by-laws, orders, awards and proclamations of the jurisdiction where the Services or the particular part thereof are being performed;
(b)    certificates, licenses, consents, permits, approvals and requirements of organisations or persons having jurisdiction or rights in connection with the performing of the Services; and
(c)    fees and charges payable in connection with the foregoing

"Moral Rights" has the same meaning given to those words by Part IX of the Copyright Act 1968 (Cth) as amended from time to time;
"Non-Competition Period" means the period set out in Schedule One.
"Other Consultant" means any person, firm, consultant or contractor engaged by Vast to provide any services or perform any work other than the Consultant and its sub-consultants.
"Relationship Managers" means the relationship managers specified in Schedule One.
"Reporting Requirements" means the reporting requirements specified in Schedule Three.
"Service Deliverables" has the meaning given to that term in clause 10.1.
"Services" means the services as defined in Schedule Three.
"Tax Invoice" has the meaning given to that term in The New Tax System (Goods and Services) Act 1999.
"Thermal Storage" means a thermal storage system or product which uses salts as a storage medium.
"Specified Location" means the location specified as such in Schedule Three.
"Specified Personnel" means the Consultant's personnel specified as such in Schedule Three.
"Termination Notice Period" means the period of time specified as such in Schedule Three.
"Territory" means Australia and such other countries where Vast has identified projects sites and has commenced activities to acquire rights to those sites.
18.2    Defined terms used on the front page of this Agreement and in Schedule One and Schedule Five have the same meaning in the rest of this Agreement and the other Schedules of this Agreement.
18.3    Interpretation
(a)    No rule of construction applies to the disadvantage of a party on the basis that the party put forward the Agreement or any part;
(b)    Unless stated otherwise, the word "loss" means all loss, cost or damage of any nature whatsoever and howsoever arising, and the word "liability" means all liability of any nature whatsoever (including negligence) and howsoever arising;
(c)    References to any legislation or to any section or provision of any legislation include any:
(d)    statutory modification or re-enactment of or any statutory provision substituted for that legislation, section or provision; and
(e)    ordinances, by-laws, regulations and other statutory instruments issued under that legislation, section or provisions;
(f)    Where a party comprises two or more persons, each person will be jointly and severally bound by the party's obligations under the Agreement;
(g)    All obligations to indemnify under this Agreement are independent and survive termination of the Agreement, and crystallise immediately on notice by Vast of the occurrence of the event the subject of the indemnity, whether or not Vast has yet incurred any loss, cost, damage or liability; and
(h)    The rights and remedies conferred on Vast under the Agreement are in addition to and not in substitution of or limitation of its rights and remedies elsewhere under the Agreement or otherwise at law.

19	EXECUTION
EXECUTED as an agreement.

Signed for and on behalf of Vast Renewables Ltd by an authorised officer in the presence of		/s/ Alec Waugh	f
Signature of officer
/s/ Grace Joel	f	Alec Waugh
Signature of witness		Name of officer (print)
Grace Joel		General Counsel
Name of witness (print)		Office held

Signed for and on behalf of by an authorised officer in the presence of		/s/ Kurt Drewes	f
Signature of officer
/s/ Stuart Alexander Thomas	f	Kurt Drewes
Signature of witness		Name of officer (print)
Stuart Alexander Thomas
Name of witness (print)		Office held

SCHEDULE THREE
SERVICES and SPECIFICATIONS
[***]

SCHEDULE FOUR
DEED OF ACKNOWLEDGEMENT OFCONFIDENTIALITY AND INTELLECTUAL PROPERTY UNDER CLAUSE 8.4 OF THE CONSULTANCY AGREEMENT FOR PROFESSIONAL SERVICES
This Deed is made on the 6 Nov 2024 by me, Kurt Drewes, of [***] (“Declarant”) for the purpose of acknowledging the confidentiality and ownership of the Intellectual Property and Confidential Information.
Consultancy Agreement:
Vast Renewables Limited is a party to a confidentiality agreement with Exergy Technologies dated 6 Nov 2024 ("Agreement"). Capitalise terms used in this deed have the meanings given to them in the Agreement.
Position:
I, Kurt Drewes, [***], Engineer, have been engaged by the Consultant in relation to the performance of the Services to Vast.
Confidential Information:
(1)    I acknowledge that in the course of performing the Services, I will receive or have access to information relating to Vast’s business, its customer/s and/or products, whether or not identified as confidential information ("Confidential Information").
(2)    I will hold in strict confidence all such Confidential Information for the benefit of Vast and not use the Confidential Information for any purpose other than for carrying out the Services, nor disclose it to any person except as may be required to be disclosed by law.
(3)    Confidential Information does not include any information previously known to me (other than under an obligation of confidence to Vast or its Affiliates), or that is public knowledge or that is rightfully received by me or the Consultant from a third party who is itself not under an obligation of confidence to Vast or its Affiliates.
(4)    I will not use the Confidential Information, directly or indirectly, to procure a commercial benefit either to myself or any other recipient of such Confidential Information nor to procure any commercial detriment of Vast or its Affiliates.
(5)    If required by Vast or its Affiliates at any time, I will immediately return to Vast all Confidential Information (including all copies) held in material form (whether hard copy, electronic or otherwise) in my position or control and will completely remove all Confidential Information from any computer or other electronic storage devices owned or used by me.
(6)    I acknowledge that my obligations set out in this clause continue and will survive as long as any information is Confidential Information.
Intellectual Property:
(1)    I acknowledge that in the course of performing the Services I may create reports, results, outcomes, deliverables, conclusions, products, systems, inventions, know-how, experimental methods, processes, designs, drawings, computer programmes, graphics or data in whatever form or format (including all supporting data) for the purpose of, or as the outcome of, the Services ("Service Information").
(2)    I acknowledge and agree that ownership of all Service Information vests absolutely and automatically upon creation in Vast or its nominated Affiliate, and that I will have no right or interest in, or claim over, or licence in respect of the Service Information.

(3)    While nothing in this Agreement constitutes an admission or acknowledgement that I have enforceable Moral Rights in any of the Service Information, I consent to Vast doing (or omitting to do) any acts in respect of the Service Information which may otherwise constitute an infringement of my Moral Rights.
(4)    If required by Vast at any time, I will immediately provide all assistance to Vast or any of its Affiliates required to ensure that it can record or register, at its cost, its ownership of the intellectual property rights in the Service Information and I will do all other things as may be necessary to protect or perfect Vast’s interests, or its Affiliate's interests, in the Service Information, including but not limited to executing deeds of assignment, patent applications and any other documents necessary or desirable to obtain intellectual property protection for the Service Information.
Executed as a deed poll on 6 Nov 2024.
Signed, sealed and delivered at Forbes by

DECLARANT’S SIGNATURE	/s/ Kurt Drewes
DECLARANT’S NAME	Kurt Drewes
DECLARANT’S ADDRESS
in the presence of:

WITNESS’S SIGNATURE	/s/ Stuart Alexander Thomas
WITNESS’S NAME	Stuart Alexander Thomas
WITNESS’S ADDRESS

SCHEDULE FIVE
SPECIAL TERMS
[***]

SCHEDULE SIX
SERVICE DELIVERABLES (SCOPE)

Scope	Category	Key activities	Ways of working
1	R&D and IP	i. R&D and IP pipeline identification & prioritisation ii. R&D and IP collaboration iii. Participation in quarterly R&D and IP meeting iv. Involvement in R&D and IP partnerships	Collaborate with GM OEM and General Counsel
2	Technical	i. Issue identification ii. Collaboration on issue resolution	Collaborate with GM OEM and GM Project Development and Delivery
3	Production model	i. Provide technical inputs ii. Validate outputs	Collaborate with GM Project Development and Delivery
4	Process safety	Oversight of process safety management system implementation	Collaborate with GM OEM and GM Project Development and Delivery
5	OPEX	Review OPEX model and budget	Collaborate with GM Project Development and Delivery
6	Stakeholder management	Involvement with stakeholders and partnerships as defined by Relationship Manager	Collaborate with Relationship Manager; Attend international and national industry conferences as required.
7	Product development
Support product development activities as defined by Relationship Manager, including the following:
Solar field:
•Receiver fabrication, including bending and welding
•Sodium pipe welding automation
•AMP design changes
CSP plant control:
•Identification and technical design of controls
•Development of implementation and testing strategies
Heat exchanger:
•Requirement identification and technical design
•Manufacturing and commissioning strategies
Tanks:
•Requirement identification and technical design
•Manufacturing and commissioning strategies
Collaborate with GM OEM and GM Project Development and Delivery